EXHIBIT 99.1

For more information, please contact:
    Bill Davis, Perficient, Inc., (314) 529-3555

FOR IMMEDIATE DISTRIBUTION

PERFICIENT ACQUIRES IBM SMARTER COMMERCE DIVISION OF TRIFECTA TECHNOLOGIES

SAINT LOUIS (May 8, 2014) – Perficient, Inc. (NASDAQ: PRFT) ("Perficient"), a leading information technology and management consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it has acquired the IBM Smarter Commerce division of Trifecta Technologies ("Trifecta"), an $8 million annual services revenue business and information technology consulting firm focused on IBM WebSphere Commerce solutions.

Perficient's annualized revenues now exceed $450 million, and the transaction is expected to be accretive to adjusted earnings per share immediately.

"We're excited to add to our IBM commerce capabilities with the acquisition of a talented team of commerce experts," said Jeffrey Davis, Perficient's chief executive officer and president. "With this addition, Perficient has strengthened our ability to deliver larger, more powerful commerce solutions for our enterprise customers."

"Today's empowered consumers expect brands to provide a unified and consistent experience across all channels – websites, kiosks, mobile phones and the customer service center. Clients are under increased pressure to rethink their commerce strategies to provide dynamic and compelling experiences on secure and scalable platforms," said John Jenkins, vice president of Perficient's IBM national business unit. "Trifecta's exemplary IBM WebSphere Commerce expertise and award-winning commerce offering enhance Perficient's ability to deliver comprehensive, fast, flexible and cost-effective omni-channel commerce solutions to our clients, helping them transform the consumer relationship through personalized experiences."

The acquisition:

-	Deepens and expands Perficient's existing omni-channel commerce industry business processes and best practices, which complements the company's existing offerings;

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Strengthens Perficient's overall IBM partnership and capabilities by bringing extensive experience and intellectual property assets in the implementation, integration, migration, and hosting of IBM commerce solutions;

-	Adds more than 40 consulting, technology, sales and support professionals; and

-	Adds client relationships with leading enterprise customers including BonTon, Cardinal Health, Carhartt, Perfumania, Sears Canada, Tandus, Varsity Wacoal, and many others.

Trifecta Vice President Kevin Doyle joins Perficient in a key leadership role.

"Perficient is highly regarded as one of IBM's most established and capable business partners," said Doyle. "We're thrilled to join the Perficient team, combining our commerce expertise and experience with their wide-ranging IBM capabilities to deliver high-value solutions."

The closing consideration paid in the transaction is approximately $13.7 million and includes approximately $12.7 million in cash and approximately $1.0 million worth of Perficient common stock (based on the average closing price of Perficient's common stock on the NASDAQ Global Select Market for the 30 trading days immediately preceding the acquisition closing date per the terms of the acquisition agreement).  This amount is subject to change based on net working capital adjustments determined in the months following the closing date.

Perficient's newly–expanded IBM Commerce team will be present at IBM's 2014 Smarter Commerce Summit, held May 13-15 at the Tampa Convention Center. IBM's Smarter Commerce Summit is the global event for technology and business leaders looking to transform business processes that help companies buy, market, sell and service their products and services. During the summit, the Perficient team will serve as a gold sponsor and have a presence in Booth G-1. Experts will discuss how Perficient draws on its collective experience to provide a complete marketing-to-fulfillment set of solutions that utilizes the core features of the IBM Smarter Commerce Portfolio.

 Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of M&A Securities Group, Inc.

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About Perficient
Perficient is a leading information technology and management consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient's professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market, is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a Microsoft National Systems Integrator and Gold Certified Partner, an Oracle Platinum Partner, a Gold Salesforce.com Cloud Alliance Partner, a TeamTIBCO partner, and an EMC Select Services Team Partner. For more information, please visit www.perficient.com.

About Trifecta Technologies IBM Smarter Commerce Division
Now in its third decade, Trifecta develops innovative, high-value web-based business solutions using the latest eCommerce, cloud, web application and mobile technologies. The IBM Smarter Commerce division of Trifecta is amongst a select group of IBM Smarter Commerce Authorized partners, with a rich history of helping clients achieve great success selling online. Trifecta has offices in the technology corridor in eastern Pennsylvania's Lehigh Valley, Toronto, Ontario, Canada and in Visakhapatnam, India.  To learn more, visit http://www.trifecta.com.

Safe Harbor Statement
 Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2014.  Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The "forward-looking" information is based on management's current intent, belief, expectations, estimates, and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2013 and the following:

(1)    the possibility that our actual results do not meet the projections and guidance contained in this news release;
(2)    the impact of the general economy and economic uncertainty on our business;
 (3)    risks associated with the operation of our business generally, including:
      a) client demand for our services and solutions;
      b) maintaining a balance of our supply of skills and resources with client demand;
      c) effectively competing in a highly competitive market;
      d) protecting our clients' and our data and information;
      e) risks from international operations;
      f) obtaining favorable pricing to reflect services provided;
      g) adapting to changes in technologies and offerings; and
      h) risk of loss of one or more significant software vendors;

(4)    legal liabilities, including intellectual property protection and infringement;
(5)    risks associated with managing growth through acquisitions and organically; and
 (6)    the risks detailed from time to time with our filings with the Securities and Exchange Commission.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.